Exhibit 99.1

For Immediate Release

YOUBET.COM REPORTS RESULTS FOR THE THREE AND NINE-
MONTH PERIODS ENDED SEPTEMBER 30, 2009

Burbank, CA, November 11, 2009 – Youbet.com, Inc. (NASDAQ: UBET) today announced results for the three and nine-month periods ended September 30, 2009.  For the third quarter 2009, diluted earnings per share were $0.02, versus diluted earnings per share of $0.06 in the prior-year period.  Third quarter 2009 results included a previously announced one-time non-cash charge of $0.3 million associated with accrual adjustments related to the Youbet player rewards program, Youbet Advantage.  Excluding the one-time charge, third quarter 2009 diluted earnings per share would have been $0.03.  The following table sets forth certain operating data, income (loss) per share data and Youbet Express handle for the three and nine-month periods ended September 30, 2009 and 2008.

(in 000's, except per share amounts)	Three months ended September 30,			Nine months ended September 30,
	2009	2008	Change	2009	2008	Change
Total revenue	$27,876	$29,318	$(1,442)	$86,107	$83,068	$3,039
Gross profit (1)	9,299	11,187	(1,888)	28,855	32,451	(3,596)
Income from continuing operations	878	2,802	(1,924)	3,168	6,215	(3,047)
Income (loss) from discontinued operations (2)	-	(120)	120	(18)	(743)	725
Net income	$878	$2,682	$(1,804)	$3,150	$5,472	$(2,322)

Diluted income (loss) per share	2009	2008	Change	2009	2008	Change

Income from continuing operations	$0.02	$0.07	$(0.05)	$0.07	$0.15	$(0.08)
Income (loss) from discontinued operations	0.00	(0.01)	$0.01	0.00	(0.02)	0.02
Net income per common share	$0.02	$0.06	$(0.04)	$0.07	$0.13	$(0.06)

Youbet Express handle	$121,254	$121,675	$(421)	$373,683	$330,920	$42,763

(1) Gross profit is total revenues less track fees, licensing fees, contract costs, equipment costs and network operations, each as calculated in accordance with accounting principles generally accepted in the United States (GAAP) and as presented on the condensed consolidated statements of operations included with this release.

(2) Effective February 15, 2008, Youbet ceased operations at International Racing Group (IRG), and accordingly, has accounted for such operations retroactively as discontinued operations.

“In spite of the continued weakness in the economy, we are encouraged by several key long term growth metrics including a 14% year-over-year increase in new customer acquisition – delivered through our highly efficient ROI-based acquisition channels – coupled with a 6% year-over-year increase in the average number of active weekly wagerers on the platform,” said Youbet President and Chief Executive Officer David Goldberg.  “In a market where content is now essentially ubiquitous, we believe the experience and service Youbet delivers is the difference that retains players and sets us apart from the competition.  These positive factors allowed the company to deliver handle figures on par with the prior-year quarter, despite an overall industry handle decline of 10% during the quarter. In addition to the weak economy, the availability of certain key tracks on additional ADW platforms in the quarter contributed to downward pressure on player handle, which declined an average of 6% on a per player basis.  However, we believe that over the long-term, increases in new and active customer accounts should position the company well when the economy rebounds.”

Mr. Goldberg concluded, “As our United Tote business continues to see challenges, we have made several key management changes, including the appointment of Dawn Haden as the new President of United Tote.  Dawn had most recently been working at Youbet Express, overseeing the transition and redesign of key administrative and operational systems.  We believe her focus on process improvements and fiscal responsibility will make a big difference going forward for United Tote.”

Segment Results

	Youbet Express			United Tote
	Three months ended September 30,			Three months ended September 30,
(in 000's)	2009	2008	% Change	2009	2008	% Change

Revenue (1)	$22,485	$23,365	(3.8%)	$5,563	$6,297	(11.7%)
Gross profit (2)	7,802	8,956	(12.9%)	1,497	2,231	(32.9%)
Operating expenses (3)	5,962	5,109	16.7%	2,417	2,868	(15.7%)

Income (loss) from continuing operations
before other income (expense) and income tax	$1,840	$3,847	(52.2%)	$(920)	$(637)	NM

Gross profit margin	34.7%	38.3%		26.9%	35.4%

(1) Revenues exclude intersegment eliminations of $0.2 million in 2009 and $0.3 million in 2008, respectively.

(2) Gross profit for Youbet Express is commissions and other revenues less track fees, licensing fees, and network operations. Gross profit for United Tote is total contract revenues and equipment sales less contract costs and equipment costs.  Each line item is calculated in accordance with GAAP and presented on the condensed consolidated statements of operations data included with this release.

(3) In the second quarter of 2009, the Company began charging United Tote for its share of executive management services approximating $0.2 million per quarter. The three month period ended September 2008, was retroactively adjusted for $0.2 million, for comparability purposes in the table above.

Revenue at Youbet Express for the three-month period ended September 30, 2009 declined 4% year-over-year to $22.5 million.  Gross profit at Youbet Express in the third quarter of 2009 was down 13% from the prior-year period, primarily due to higher track fees and an increase in player incentives.  Income from continuing operations before other income (expense) and income tax at Youbet Express was $1.9 million during the third quarter of 2009, down 52% from the third quarter of 2008, primarily due to the increase in track fees and player incentives, as well as a 16% increase in operating expenses.  EBITDA from continuing operations at Youbet Express in the third quarter of 2009 was $2.4 million, a decrease of 40% from the third quarter of 2008.

For the third quarter of 2009, revenue at United Tote declined 12%, primarily as a result of track closures, a general decline in wagering, reduced racing days and lower equipment sales.  United Tote’s loss from continuing operations before other income (expense) and income tax for the third quarter of 2009 was $0.9 million, compared to a loss of $0.6 million in the third quarter of 2008.  EBITDA from continuing operations at United Tote in the third quarter of 2009 was $0.5 million, a decline of 66% compared to the third quarter of 2008.

Third Quarter 2009 Operating Results

The following table summarizes the key Youbet Express components of revenue in the three-month periods ended September 30, 2009 and 2008.

	Three Months Ended September 30,
	2009	2008	Change
	(in thousands, except for Yield)
Youbet Express
Total Wagers (Handle)	$121,254	$121,675	(0.3%)
Commissions from Handle	21,842	22,570	(3.2%)
Other Revenue	644	795	(19.0%)
Total Revenue	22,486	23,365	(3.8%)
Net Track Revenue (1)	$8,330	$9,489	(12.2%)
Yield (2)	6.9%	7.8%	-90bps

	Handle
Handle Detail	(in thousands)

3Q08 Handle	$121,675
3Q08 Lost Track Content (3)	(187)
3Q09 New Content	12,692
3Q08 Same-track and same-state (4)	134,180
3Q09 Primarily same-track change	(12,926)
3Q09 Handle	$121,254

(1)
Net track revenue is calculated as commission revenue less track and licensing fees, each as calculated in accordance with GAAP and presented in the condensed consolidated statements of operations information attached to this release and is used to calculate yield.

(2)
Youbet Express yield, defined as “commission revenue less track and licensing fees as a percentage of handle”  (each calculated in accordance with generally accepted accounting principles), decreased 0.9% to 6.9% in the third quarter of 2009 versus 7.8% in the third quarter of 2008. The yield decline reflects the impact of an increase in player incentives and track fees.

(3)	Represents handle wagered in the third quarter of 2008 on tracks that were not available on the Youbet Express platform.

(4)	Estimated handle wagered in the third quarter of 2008 on tracks that Youbet Express received content on in the third quarter or 2009 to provide a same-track comparison.

Total revenue in the third quarter of 2009 was $27.9 million, a decrease of 5% from $29.3 million in the prior-year period.

Youbet Express revenue was $22.5 million, down 4% from third quarter 2008 based on handle of $121.3 million, comparable with the prior-year period.  Youbet Express yield in the third quarter of 2009 was 6.9%, a decline of 90 basis points from the prior-year period primarily due to the impact of an increase in player incentives and track fees.  As a result of a change in accounting estimate relating to the value of player reward points, the Company took a one-time non-cash charge of $0.3 million in the third quarter. This charge was a contra-revenue adjustment which lowered Youbet Express commissions from handle.  Excluding this charge, for the third quarter of 2009, Youbet Express total revenue would have been $22.8 million, Youbet Express net track revenue would have been $8.7 million and Youbet Express yield would have been 7.1%.

Third quarter 2009 handle was driven by the return of TrackNet content and the addition of new content, offset by a decrease in handle on existing tracks. Youbet Express handle attributable to new content was $12.7 million, while same-track and same-state handle decreased $12.9 million from the third quarter of 2008 due to the overall economy and fewer racing days at several racetracks.  Lost track content was $0.2 million and is defined as content offered on the Youbet Express platform during the third quarter of 2008 that did not return in the third quarter of 2009.

For the third quarter of 2009, contract revenue at United Tote of $5.5 million was down $0.4 million, or 7%, from the prior-year period, while equipment sales were down $0.3 million, or 92%, from the prior-year period.  Contract costs were up slightly from the prior-year period at $4.1 million, as increases in ticket paper expense and inventory obsolescence reserves more than offset decreases in freight, maintenance expense, supplies and outside labor expenses.  Gross profit for the third quarter of 2009 declined 33% over the prior-year period to $1.5 million, with gross profit margin falling to 26.9% from 35.4%, primarily as a result of the reduction in contract revenue.

Total operating expenses associated with continuing operations for the three months ended September 30, 2009 were $8.4 million, an increase of $0.4 million from the prior-year period.    Research and development costs of $0.8 million were comparable with the same period in 2008.  Sales and marketing costs of $1.5 million were up $0.2 million, or 15%, from 2008 levels due to increases in personnel and recent initiatives undertaken in relation to new content and customer acquisition activities.  General and administrative expense, which includes payroll-related costs, transaction processing fees and professional consulting fees, was $4.3 million in the third quarter of 2009, an increase of $0.6 million, or 17%, from the third quarter of 2008.  The increase is primarily due to increased legal fees and other costs related to the investigation of various strategic and business development opportunities.  Depreciation and amortization expense of $1.8 million declined $0.4 million compared to the third quarter of 2008.

EBITDA from continuing operations in the third quarter of 2009 was $2.9 million, down from $5.5 million in the third quarter of 2008.

For the third quarter of 2009, net income from continuing operations, which includes Youbet Express and United Tote, was $0.9 million, or $0.02 per diluted share, compared to $2.8 million, or $0.07 per diluted share, in the prior-year period.

Nine Months 2009 Operating Results

Total revenue for the nine months ended September 30, 2009 increased 4% to $86.1 million from $83.1 million in the prior-year period.

Youbet Express revenue for the nine months ended September 30, 2009 increased 9% from the prior-year period to $70.8 million, based on handle of $373.7 million – a 13% rise from the comparable period in 2008.  Youbet Express yield for the nine months ended September 30, 2009 was 6.9%, a decline of 120 basis points from the prior-year period primarily due to increased track fees related to changes in track mix resulting from the return of certain lower yielding TrackNet content, revenue sharing expense associated with our co-branding agreement with tracks in Illinois and the increase in player incentives.

Contract revenue and equipment sales at United Tote for the nine months ended September 30, 2009 declined by 15% to $16.0 million from $18.9 million in the prior-year period, largely due to reduced handle processed due to track closures and a general industry decline in wagering.

For the nine months ended September 30, 2009, total cost of revenue was $57.3 million, an increase of 13% compared to the prior-year period, primarily due to the increase in track fees attributable to the change in track mix associated with player track preference, revenue share expense associated with our co-branding agreement with race tracks in Illinois and the increase in player incentives.  Contract costs for the nine months ended September 30, 2009 decreased slightly to $11.1 million from $11.3 million in the prior-year period.  Gross profit for the nine months ended September 30, 2009 declined to $28.9 million compared to $32.5 million in the prior-year period.

Total operating expenses associated with continuing operations for the nine months ended September 30, 2009 decreased $0.1 million to $25.0 million.  Research and development costs of $2.5 million were down $0.1 million from the same period in 2008.  Sales and marketing costs of $4.4 million were up $0.7 million, or 18%, from 2008 levels due to an increase in sales and marketing personnel and recent initiatives undertaken in relation to new content and customer acquisition activities.  General and administrative expense, which includes payroll-related costs, transaction processing fees and professional consulting fees, was $12.7 million in the nine months ended September 30, 2009, a decrease of $0.1 million, or 1%, from the prior-year period.  Depreciation and amortization expense of $5.4 million declined $0.5 million compared to the nine months ended September 30, 2008.

EBITDA from continuing operations for the nine months ended September 30, 2009 was $9.6 million, down from $13.3 million in the prior-year period.

For the nine months ended September 30, 2009, net income from continuing operations, which includes Youbet Express and United Tote, was $3.2 million, or $0.07 per diluted share, compared to $6.2 million, or $0.15 per diluted share, in the prior-year period.

Liquidity and Capital Resources

As of September 30, 2009, the company had net working capital of $3.0 million, compared to negative working capital of $0.8 million at December 31, 2008.  As of September 30, 2009, the company had $16.9 million in cash and cash equivalents, $4.8 million in restricted cash and $8.5 million in total debt.  Net cash provided by operating activities for the first nine months of 2009 was $6.7 million, a $6.6 million decrease from the prior year due to unfavorable working capital fluctuations, including an increase in receivables and payment of various accruals.  Net cash used in investing activities for the first nine months of 2009 was $2.2 million, an increase of $1.1 million from the prior year due to increased expenditures on property and equipment.  Net cash used in financing activities in the first nine months of 2009 of $4.1 million decreased $2.0 million when compared to that used in the same period in 2008, due to higher loan repayments in 2008 in accordance with the terms of the related debt.

The company has a loan and security agreement that provides for a $5.0 million revolving credit facility and a $10.0 million term loan.  The principal of the term loan is to be repaid in equal quarterly installments of $1.25 million plus interest, and payments commenced on December 31, 2008.  Both the revolving credit facility and the term loan mature on November 30, 2010.  As of September 30, 2009, Youbet owed $5.0 million under the term loan and no amount was outstanding under the revolving credit facility.  Management believes that unrestricted cash on hand and cash generated by operating activities will be sufficient to pay scheduled payments on the term loan and the remaining balance expected to be owed at maturity.

On April 1, Youbet announced that it had modified and extended its stock repurchase program, allowing the company to repurchase up to 10% of its common shares outstanding as of March 31, 2009.  As of November 10, 2009, no repurchases have been made under the program.

Conference Call Information

The company has changed the time of the conference call and will now host a conference call and webcast Thursday, November 12 at 8:00 a.m. Eastern time.  Both the call and webcast are open to the general public.

The conference call number is 877-857-6163.  Please call ten minutes in advance to ensure that you are connected prior to the presentation.  Interested parties may also access the live call on the Internet at http://www.youbet.com (select About Youbet.com).  Please log-on 15 minutes in advance to ensure that you are connected prior to the call's initiation.  Questions and answers will be reserved for call-in analysts and investors.  Following its completion, a replay of the call can be accessed for 30 days on the Internet at the above link.

Reconciliation of Non-GAAP Financial Measures

This release contains disclosure regarding EBITDA from continuing operations, which is a financial measure that is not calculated in accordance with GAAP.  “EBITDA” is defined as earnings before interest, income taxes, and depreciation and amortization expense.

Youbet.com
Reconciliation of Non-GAAP Financial Measures
EBITDA From Continuing Operations from Income from Continuing Operations
($ in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Income from Continuing Operations	$878	$2,802	$3,168	$6,215
Income tax	52	286	480	362
Net interest expense	184	223	566	778
Depreciation and amortization	1,807	2,197	5,426	5,975
EBITDA from Continuing Operations	2,921	5,508	9,640	13,330

EBITDA by Segment
ADW	$2,439	$4,094	$8,348	$9,849
Totalizator	482	1,414	1,292	3,481
EBITDA from Continuing Operations	$2,921	$5,508	$9,640	$13,330

“Management believes that the presentation of EBITDA from continuing operations provides useful information to investors regarding the Company’s results of operations because this non-GAAP financial measure is among the primary metrics by which management evaluates operating performance of the Company’s business, on which internal budgets are based, by which management and other employees within the Company are compensated, and on which the Company’s debt covenants are based.  The Company uses and believes investors and other external users of the Company’s financial statements benefit from the presentation of EBITDA from continuing operations in evaluating its operating performance because:

•
This measure provides greater insight into management decision making at the Company as EBITDA from continuing operations is one of management’s primary internal metrics for evaluating the operating performance of the Company’s overall business and underlying segment results. Management believes that investors should have access to the same information that it uses internally to analyze the Company’s results;

•
This measure is useful for the Company to assess the performance of its employees and business segments because by excluding such costs as interest expense, income taxes and depreciation and amortization expense, many of which are outside of the control of employees, management is better able to evaluate the performance of employees and determine the extent to which they have met performance goals to be eligible for incentive compensation awards; and

•
EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, income taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired. Accordingly, the Company believes this measure facilitates external comparisons to competitors’ historical operating performance.

EBITDA from continuing operations is not defined under or prepared in accordance with GAAP and should not be considered an alternative to income from continuing operations, which the Company believes is the most comparable GAAP measure, and should not be considered a measures of the Company’s liquidity.  Although the Company uses EBITDA from continuing operations as a financial measure to assess the performance of its business, the use of EBITDA from continuing operations is limited because it does not consider certain material costs necessary to operate the Company’s business. These costs include the cost to service debt, the non-cash depreciation and amortization associated with long-lived assets, the cost of federal and state tax obligations and the operating results of the Company’s discontinued businesses. This presentation of EBITDA may not be comparable to similarly titled measures used by other companies.”

YOUBET.COM, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	September 30,	December 31,
	2009	2008
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$16,895	$16,538
Current portion of restricted cash	4,770	4,698
Accounts receivable, net of allowance for doubtful collections of $815 and $541	3,121	3,031
Inventories	1,628	1,937
Prepaid expenses and other	1,493	1,066
	27,907	27,270

Property and equipment, net of accumulated depreciation and amortization of $33,691 and $28,623	13,674	16,218
Intangible assets, net of amortization of $2,642 and $2,162	4,108	4,588

Other assets	435	804
	$46,124	$48,880

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$8,484	$8,704
Trade payables	5,097	6,484
Accrued expenses	6,504	8,287
Customer deposits	4,689	4,445
Deferred revenues	170	121
	24,944	28,041
Long-term debt, net of current portion	37	3,996
	24,981	32,037
Stockholders’ equity
Preferred stock, $0.001 par value, authorized 1,000,000 shares, none issued or outstanding
Common stock, $0.001 par value, authorized 100,000,000 shares, 42,626,170 shares issued	43	43
Additional paid-in capital	136,915	135,732
Accumulated other comprehensive loss	(162)	(129)
Deficit	(113,274)	(116,424)
Less treasury stock, 1,099,335 common shares	(2,379)	(2,379)
	21,143	16,843
	$46,124	$48,880

 Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted

YOUBET.COM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2009	2008	2009	2008
Revenues
Commissions	$21,842	$22,570	$68,911	$62,784
Contract revenues	5,364	5,613	15,146	17,076
Equipment sales	26	340	177	837
Other	644	795	1,873	2,371
	27,876	29,318	86,107	83,068
Costs and expenses
Track fees	12,807	10,599	39,656	29,075
Licensing fees	705	2,482	3,365	6,958
Network costs	999	985	2,985	2,893
Contract costs	4,052	3,906	11,134	11,302
Equipment costs	14	159	112	389
	18,577	18,131	57,252	50,617
Gross profit	9,299	11,187	28,855	32,451

Operating expenses
General and administrative	4,256	3,633	12,701	12,813
Sales and marketing	1,547	1,351	4,441	3,753
Research and development	769	796	2,472	2,592
Depreciation and amortization of intangibles	1,807	2,197	5,426	5,975
	8,379	7,977	25,040	25,133

Income from continuing operations before other income (expense) and income tax	920	3,210	3,815	7,318

Other income (expense)
Interest income	8	52	41	169
Interest expense	(192)	(275)	(607)	(947)
Other	194	101	399	37

Income from continuing operations before income tax	930	3,088	3,648	6,577
Income tax	52	286	480	362
Net income from continuing operations	878	2,802	3,168	6,215

Discontinued operations
Loss from discontinued operations, without tax effect	-	(120)	(18)	(743)
Net income	$878	$2,682	$3,150	$5,472

Basic income (loss) per share
Income from continuing operations	$0.02	$0.07	$0.08	$0.15
Loss from discontinued operations	0.00	(0.01)	0.00	(0.02)
Net income	0.02	0.06	0.08	0.13
Diluted income (loss) per share
Income from continuing operations	$0.02	$0.07	$0.07	$0.15
Loss from discontinued operations	0.00	(0.01)	0.00	(0.02)
Net income	0.02	0.06	0.07	0.13
Weighted average shares outstanding
Basic	41,517,236	41,519,024	41,482,476	41,519,024
Diluted	44,564,870	42,405,151	43,801,948	42,171,337

Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted

YOUBET.COM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)
	Nine Months Ended
	September 30,

	2009	2008
Operating activities
Net income	$3,150	$5,472
Loss from discontinued operations	(18)	(743)
Income from continuing operations	3,168	6,215
Adjustments to reconcile income from continuing operations to net cash provided by operating activities, continuing operations
Depreciation and amortization of property and equipment	4,946	5,419
Amortization of intangibles	480	556
Stock-based compensation	1,082	913
Provision for bad debt	346	477
Increase in operating (assets) and liabilities	(3,342)	2,294
Net cash provided by continuing operations	6,680	15,874
Net cash used in discontinued operations	(27)	(2,653)

Net cash provided by operating activities	6,653	13,221

Investing activities
Purchase of property and equipment	(2,433)	(1,098)
Decrease (increase) in restricted cash (other than Players Trust SM)	217	(5)
Other	31	34
Net cash used in investing activities	(2,185)	(1,069)

Financing activities
Proceeds from the exercise of options	101
Proceeds from borrowings		630
Repayment of borrowings	(4,179)	(6,743)
Net cash used in financing activities	(4,078)	(6,113)

Foreign currency translation adjustments	(33)	(58)
Net increase in cash and cash equivalents	357	5,981
Cash and cash equivalents at the beginning of period	16,538	6,551
Cash and cash equivalents at the end of period	$16,895	$12,532

Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted

About Youbet.com, Inc.

Youbet.com, Inc. (NASDAQ: UBET) is a leading domestic online horse racing and horse betting site, the exclusive provider of live horse racing footage and racing results to ESPN.com and CBSSports.com and a leading supplier of totalizator systems to the pari-mutuel industry.  Youbet’s website enables its customers to securely wager on horse races at over 180 racetracks each year worldwide from the convenience of their homes or other locations.  Through its online platform, Youbet offers members real-time wagering, co-mingled track pools, conditional wagering capabilities, high quality live audio/video, up-to-the-minute track information, mobile wagering, race replay library, simultaneous X2 Video multi-race viewing capability and sophisticated ROI-based player analysis tools.  In addition, through its United Tote totalizator systems subsidiary, Youbet provides hardware and software to its track partners, allowing them to process pari-mutuel wagers, issue and pay tickets, and calculate payoff odds.

Forward-Looking Statements

This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with Section 21E of the Securities Exchange Act of 1934, as amended, may involve known and unknown risks, uncertainties and other factors that may cause Youbet's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although Youbet believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include the timely development and market acceptance of new products and technologies; Youbet's ability to achieve further cost reductions; Youbet's assessment of strategic alternatives for United Tote, including a possible sale, as to which there can be no assurance of success; increased competition in the advance deposit wagering business; a decline in the public acceptance of wagering; wagering ceasing to be legal in jurisdictions where Youbet currently operates; the limitation, conditioning, or suspension of any of Youbet's licenses; increases in or new taxes imposed on wagering revenues; the adoption of future industry standards; the loss or retirement of key executives; Youbet's ability to meet its liquidity requirements and maintain its financing arrangements; and general economic and market conditions; as well as the risks and uncertainties discussed in Youbet's Form 10-K for the year ended December 31, 2008, and in Youbet's other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Youbet does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

# # #

CONTACT:

Youbet.com, Inc.	Integrated Corporate Relations
Jeffrey Grosman	William Schmitt (Investors)
818.668.2384	203.682.8200